EXHIBIT 3.1(a)

                              AMENDED AND RESTATED

                                    ARTICLE I

                                      NAME

               The name of the Corporation is DynEco Corporation.

                                    ARTICLE II

                                REGISTERED OFFICE

The address of the registered office of the Corporation is Suite 105, 5151 Edina Industrial Boulevard, Minneapolis, MN 55439.

                                   ARTICLE III

                                     CAPITAL

         A. The Corporation is authorized to issue fifty million (50,000,000) shares of capital stock, having a par value of $0.01 in the case of common stock, and having a par value as determined by the Board of Directors in the case of the preferred stock, to be held, sold and paid for at such times and in such manner as the Board of Directors may from time to time determine in accordance with the laws of the State of Minnesota.

         B. In addition to any and all powers conferred upon the Board of Directors by the laws of the State of Minnesota, the Board of Directors shall have the authority to establish by resolution more than one class or series of shares, either preferred or common, and to fix the relative rights, restrictions and preferences of any such different classes or series, and the authority to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversion of the Corporation's outstanding shares.

         C. The Board of directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchases or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights, may be transferrable or nontransferable and separable or inseparable from other

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securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

                                   ARTICLE IV

                               SHAREHOLDER RIGHTS

         A. NO PREEMPTIVE RIGHTS. No shareholder of the Corporation shall have preemptive rights.

         B. NO CUMULATIVE RIGHTS. No shareholder of the Corporation shall have any cumulative voting rights.

         C. SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of shareholders of the Corporation may be called only in the manner provided in the bylaws.

         D. ACTION OF SHAREHOLDERS. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders other than a written consent at such meeting. At any regular or special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder who complies with the notice procedures set forth in this subparagraph D. For business to be properly brought before any regular or special meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal offices of the Corporation not less than thirty (30) days nor (except for shareholder proposals subject to Rule 14a-8(a)(3)(i) of the Securities Act of 1934, as amended) more than fifty (50) days prior to the meeting; provided, however, that in the event less than thirty
(30) days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Such shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the regular or special meeting
(a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) as to the shareholder giving notice (i) the name and address, as they appear on the Corporation's books, of such shareholder, and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder; and
(c) any material interest of the shareholder in such business. Notwithstanding anything in the Corporation's bylaws to the contrary, no business shall be

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conducted at any regular or special meeting of the Corporation except in accordance with the procedures set forth above in this subparagraph D. The Chairman of the Meeting of the Shareholders shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures prescribed in this subparagraph D and, if he should so determine and declare to the meeting, any such business not properly brought before the meeting shall not be transacted.

         E. AMENDMENT, REPEAL, ETC. Notwithstanding the fact that a lesser percentage may be specified by law, the Articles of Incorporation and bylaws of the Corporation, the affirmative vote of the holders of seventy-five (75%) percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election ofdirectors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, subparagraphs A through E of this Article IV.

                                    ARTICLE V

                WRITTEN ACTION BY LESS THAN ALL OF THE DIRECTORS

         Any action required or permitted to be taken at a Board meeting, other than action requiring shareholder approval, may be taken by written action of the Board of Directors if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

                                   ARTICLE VI

                         LIMITED LIABILITY OF DIRECTORS

         To the fullest extent possible permitted by law, a director shall have no personal liability to the Corporation or its shareholders for breach of fiduciary duty as a director. Any amendment to or repeal of this Article VI shall not adversely affect any right to protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE VII

                               BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         A. NUMBER, ELECTION AND TERMS OF DIRECTORS. Except as otherwise fixed pursuant to the provisions relating to the rights of holders of any class or series of stock having a

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preference over the Corporation's common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the bylaws but in no event shall be less than three (3) or more than seven (7) in number. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, shall be classified with respect to the time for which they may severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws, one class to hold office initially for a term expiring at the 1999 Annual Meeting of Shareholders, another class to hold office initially for a term expiring at the 1997 Annual Meeting of Shareholders, and another class to hold office initially for a term expiring at the 1995 Annual Meeting of Shareholders, with the members of each class to hold office until their successors have been duly elected and qualified. At each Annual Meeting of Shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the year following the year of their election and until their successors have been duly elected and qualified.

         B. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES. Only persons who are nominated in accordance with the procedures set forth in this subparagraph shall be eligible for election as directors. Advance notice of nomination for the election of directors, other thanby the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in this subparagraph B. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal offices of the Corporation not less than thirty (30) days nor more than fifty (50) days prior to the meeting; provided, however, that in the event less than thirty (30) days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes tonominate for election or re-election, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice (i) the name and address, as they appear on the Corporation's books, of such shareholder, and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder.

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No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth above in this subparagraph
B. The Chairman of the Meeting of the Shareholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this subparagraph B and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

         C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise fixed pursuant to the provisions relating to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on' the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders at which term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         D. REMOVAL. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of (i) the holders of at least seventy-five (75 %) percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) a majority of the Board of Directors. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal.

         E. AMENDMENT, REPEAL, ETC. Notwithstanding the fact that a lesser percentage may be specified by law, the Articles of Incorporation and bylaws of the Corporation, the affirmative vote of the holders of seventy-five (75 %) percent of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, subparagraphs A through E of this Article VII.

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                                  ARTICLE VIII

           SUPERMAJORTY SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

         A. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section B of this Article VIII, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than seventy-five (75%) percent of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or by any other provision of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

         B. The provisions of Section A of this Article VIE shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following subparagraphs 1 or 2 are met:

                  1. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

                  2. All of the following conditions shall have been met:

                           a. The aggregate amount of cash and the Fair Market
                  Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the higher amount determined under clauses (i) and (ii) below:

                                    (i) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder (as hereinafter defined) for any share of common stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of common stock (a) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested Shareholder, whichever is higher and

                                    (ii) the Fair Market Value per share of
                           common stock on the Announcement Date or on the date on which the Interested Shareholder

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                           became an Interested Shareholder (such later date
                           being referred to herein as the "Determination Date"), whichever is higher.

                           b. The aggregate amount of cash and the Fair Market
                  Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding capital stock (as hereinafter defined), other than common stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

                                    (i) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of such class or series of capital stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of capital stock (a) within the two-year period immediately prior to the Announcement Date or
                           (b) in the transaction in which it became an Interested Shareholder, whichever is higher.

                                    (ii) the Fair Market Value per share of such
                           class or series of capital stock on the Announcement Date or on the Determination Date, whichever is higher and

                                    (iii) (if applicable) the highest
                           preferential amount per share to which the holders of shares of such class or series of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

                  The provisions of this Paragraph 2.b shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                           c. The consideration to be received by holders of a
                  particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder.

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                  The price determined in accordance with Paragraphs 2.a and 2.b of Section B of this Article VIII shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                           d. After such Interested Shareholder has become an
                  Interested Shareholder and prior to the consummation of such Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock, except as approved by a majority of the Continuing Directors;
                  (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock dividend, stock split, combination of shares or similar event), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) except as approved by a majority of the Continuing Directors, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any class or series of Capital Stock.

                           e. After such Interested Shareholder has become an
                  Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                           f. A proxy or information statement describing the
                  proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act or subsequent provisions). The proxy or information statement shall contain on

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                  the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Shareholder and its Affiliates (as hereinafter defined) or Associates (as hereinafter defined).

                           g. Such Interested Shareholder shall not have made or
                  caused to be made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

         C. For the purposes of this Article VIII:

                  1. The term "Business Combination" shall mean:

                           a. any merger, consolidation or statutory exchange of
                  shares of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger, consolidation or statutory share exchange would be an Affiliate or Associate of an Interested Shareholder provided, however, that the foregoing shall not include the merger of a wholly-owned Subsidiary of the Corporation into the Corporation or the merger of two or more wholly-owned Subsidiaries of the Corporation; or

                           b. any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary equal to or greater than ten (10%) percent of the book value of the consolidated assets of the Corporation; or

                           c. any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with the Corporation or any Subsidiary of any assets of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder equal to or greater than ten (10%) percent of the book value of the consolidated assets of the Corporation; or

                           d. the issuance or transfer by the Corporation or any
                  Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the

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                  Corporation (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) or of any securities of a Subsidiary (except pursuant to a pro rata distribution to all holders of Common Stock of the Corporation); or

                           e. the adoption of any plan or proposal for the
                  liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                           f. any transaction (whether or not with or otherwise
                  involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, including without limitation any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or statutory exchange of shares of the Corporation with any of its Subsidiaries; or

                           g. any agreement, contract or other arrangement or
                  under standing providing for any one or more of the actions specified in the foregoing clauses (a) to (f).

                  2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article III of these Articles of Incorporation, term "Voting Stock" shall mean all Capital Stock of the Corporation entitled to vote generally, in the election of directors of the Corporation.

                  3. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                  4. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten (10%) percent or

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

         more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock: or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten (10%) percent or more of the votes entitled to he cast by the holders of all then outstanding shares of Voting Stock: or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  5. A person shall be a "beneficial owner" of any Capital Stock
         (a) which such person of any of its Affiliates or Associates beneficially owns, directly or indirectly (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or
         (iii) the right to dispose or direct the disposition of, pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  6. The term "Affiliate", used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. The term "Associate", used to indicate a relationship with a specified person, shall mean (a) any person (other than the Corporation or a Subsidiary) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten (10%) percent or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified person or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the

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         Corporation or any Subsidiary, and (d) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary .

                  7. The term "Subsidiary" shall mean any corporation of which a majority of any claim of equity security is beneficially owned, directly or indirectly, by the Corporation provided, however, that for the purposes of Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each claim of equity security is beneficially owned, directly or indirectly, by the Corporation.

                  8. The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who was a member of the Board of Directors prior to the time that the Interested Shareholder involved in the Business Combination in question became an Interested Shareholder, and any member of the Board of Directors, while such person is a member of the Board of Directors, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Continuing Directors: provided, however, that in no event shall an Interested Shareholder involved in the Business Combination in question or any Affiliate, Associate or representative of such Interested Shareholder, be deemed to be a Continuing Director.

                  9. The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
         (c) in the case of property other than cash or stock, the fair market value of such property, on the date in question as determined in good faith by a majority of the Continuing Directors.

                  10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this
         Article VIII shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         D. The Continuing Directors by majority vote shall have the power to determine for the purposes of this Article VIII, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock (including Voting Stock) or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination equal or exceed ten (10%) percent of the book value of the consolidated assets of the Corporation, (e) whether a proposed plan of dissolution or liquidation is proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (f) whether any transaction has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder, (g) whether any Business Combination satisfies the conditions set forth in Paragraph 2 of Section B of this Article VIII, and (h) such other matters with respect to which a determination is required under this Article VIII. Any such determination made in good faith shall be binding and conclusive on all parties.

         E. Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         F. The fact that any Business Combination complies with the provisions of Section B of this Article VII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, with respect to evaluations of or actions and responses taken with to such Business Combination.

         G. Notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation, the affirmative vote of the holders of not less than seventy-five (75%) percent of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIE.

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
                                   ARTICLE IX

                             EVALUATION DIRECTIVES

         The Board of Directors shall not approve, adopt or recommend any proposal to enter into a Business Combination, or any offer of any person, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, unless and until the Board of Directors shall first establish a procedure for evaluating, and shall have evaluated, the proposal or offer, and determined that it would be in compliance with all applicable laws and in the best interests of the Corporation and its shareholders. In connection with its evaluation, the Board of Directors may seek and obtain the advice of independent investment counsel, may seek and rely upon an opinion of legal counsel and other independent advisers, and may test such compliance with laws in any state or federal court or before any state or federal administrative agency that may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors shall consider all factors that its deems relevant or the shareholders may deem relevant, including without limitation: (a) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders considering the future prospects for the Corporation and its business, historical trading prices of the Corporation's capital stock, the price that might be achieved in a negotiated sale OF the Corporation as whole, and premiums over trading prices that have been proposed or offered with respect to securities of other companies in the past in connection with similar offers; (b) the business, financial condition and earnings prospects of the acquiring person or entity and the competence, experience and integrity of the acquiring person or entity and their or its management; and (c) the potential social and economic impact of the offer and its consummation on the communities in which the Corporation and its subsidiaries operate or are located and upon the Corporation, its subsidiaries, and their employees, and customers.

                                    ARTICLE X

                                STOCK REDEMPTION

         A. In the event that any person becomes the beneficial owner, directly or indirectly, of thirty (30%) percent or more of the outstanding shares of the common stock and any of such shares of common stock were acquired pursuant to a tender offer (such person hereinafter referred to as an "Acquiring Person"), each holder of shares of common stock, other than the Acquiring Person or a transferee of the Acquiring Person, shall have the right until and including the forty-fifth (45th) day following the date of mailing the notice to holders of shares of common stock referred to in Section C herein to tender the shares of common stock held by such holder to the Corporation for repurchase by the Corporation at the Repurchase Price determined as provided in Section E herein, and each holder, other than the Acquiring Person or a transferee of the Acquiring Person, of securities convertible into shares of common stock or of options, warrants, or rights exercisable to acquire shares of common stock, shall have the right simultaneously with the conversion of such securities or exercise of such options, warrants, or rights to tender the shares of common stock to be received thereupon by such holder to the Corporation for repurchase by the Corporation at the Repurchase Price; provided that no holder of shares of common stock shall have any right to tender shares of common stock redeemed by the Corporation pursuant to this Article X if the Corporation, acting pursuant to the action of two-thirds (2/3rds) of the members of its Board of Directors, shall within ten
(10) days following the announcement or publication of such tender offer or following any amendment to such tender offer recommend to the holders of shares of common stock that such tender offer be accepted by such holders.

         B. For purposes of this Article X:

                  1. The term "person" shall include an individual, a corporation, partnership, trust or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group or otherwise in concert for the purpose of acquiring shares of Common Stock, such partnership, syndicate or group shall be deemed a "person."

                  2. For the purpose of determining whether a person is an Acquiring Person, such person shall be deemed to own beneficially (i) all shares of common stock the voting power of which such person controls or shares, (ii) all shares of common stock which such person has the immediate or future right to acquire, directly or indirectly, pursuant to agreements, through the exercise of options, warrants or rights or through the conversion of convertible securities or otherwise; and all shares of common stock which such person has the right to acquire in such manner shall be deemed to be outstanding shares, but shares of common stock which any other unaffiliated person has the right to acquire in such manner shall not be deemed to be outstanding shares.

                  3. The acquisition of shares of common stock by the Corporation or by any person controlled by the Corporation shall not give rise to the right in any person to have shares of common stock redeemed pursuant to this Article X.

                  4. The right to tender shares of common stock to the Corporation for repurchase pursuant to this Article X shall attach to such shares and shall not be personal to the holder thereof.

                  5. The term "tender offer" shall mean an offer to acquire or an acquisition of shares of common stock pursuant to a request or invitation for tenders or an offer to purchase such shares for cash, securities or any other consideration.

                  6. The term "market purchase" shall mean the acquisition of shares of common stock from holders of such shares in privately negotiated transactions or in transactions effected through a broker or dealer.

                  7. Subject to the provisions of Subparagraph B.2 herein, "outstanding shares" shall mean shares of common stock which at the time in question have been issued by the Corporation and not reacquired and held or retired by it or held by any Subsidiary of the Corporation.

         C. Procedure:

                  1. Not later than twenty days following the date on which the Corporation receives credible notice that any person has become an Acquiring Person whereupon the right shall be engendered to tender shares of common stock to the Corporation for repurchase by the Corporation under this Article X, the Corporation shall give written notice, by first class mail, postage prepaid, at the addresses shown on the records of the Corporation, to each holder of record of shares of common stock (and to any other person known by the Corporation to have rights so to tender pursuant to Paragraph A of this Article) as of a date not more than ten (10) days prior to the date of the mailing pursuant to this Paragraph C and shall advise each such holder of the right to tender shares for repurchase by the Corporation and the procedures for such tender and repurchase. In the event that the Corporation fails to give notice as required by this Paragraph C, any holder entitled to receive such notice may serve written demand upon the Corporation to give such notice. If within ten days after the receipt of written demand the Corporation fails to give the required notice, such holder may at the expense and on behalf of the Corporation take such reasonable action as may be appropriate to give notice or to cause notice to be given pursuant to this Paragraph C.

                  2. In the event shares of common stock become subject to rights of repurchase in accordance with this Article X, the Directors of the Corporation shall designate a Repurchase Agent, which shall be a corporation or association (i) organized and doing business under the laws of the United States or any State, (ii) subject to supervision or examination by Federal or State authority, (iii) having combined capital and surplus of at least $5,000,000 and (iv) having the power to exercise corporate trust powers.

                  3. For a period of forty-five (45) days from the date of the mailing of the notice to holders of shares of common stock referred to in this Paragraph C, holders of shares of common stock and other persons entitled to tender shares of common stock to the Corporation for repurchase pursuant to this Article X may, at their option, deposit certificates representing all or less than all of the shares of common stock held of record by them with the Repurchase Agent, together with written notice that the holder is tendering such shares for repurchase pursuant to this Article X.

                  4. The Corporation shall promptly deposit in trust with the Repurchase Agent cash in an amount equal to the aggregate Repurchase Price of all of the shares of common stock deposited with the Repurchase Agent for purposes of repurchase.

                  5. As soon as practicable after receipt by the Repurchase Agent of the cash deposit by the Corporation referred to in this Paragraph C, the Repurchase Agent shall issue its checks payable to the order of the persons entitled to receive the Repurchase Price of all of the shares of common stock in respect of which such cash deposit was made.

         D. All shares of common stock with respect to which repurchase has been effected pursuant to this Article X shall thereupon be retired.

         E. The Repurchase Price shall be the amount payable by the Corporation in respect of each share of common stock tendered for repurchase pursuant to this Article X and shall be the greater amount determined on either of the following bases:

                  (i) The highest price per share of common stock, including any commission paid to brokers or dealers for solicitation or whatever, at which shares of common stock held by the Acquiring Person were acquired pursuant to a tender offer regardless of when such tender offer was made, or were acquired pursuant to any market purchase or otherwise within eighteen months prior to the notice to holders of shares of common stock referred to in Paragraph C herein. For purposes of this subsection (i), if the consideration paid in any such acquisition of shares of common stock consisted, in whole or part, of consideration other than cash, the Board of Directors of the Corporation shall take such action, as in its judgment it deems appropriate, to establish the cash value of such consideration, but such valuation shall not be less than the cash value, if any, ascribed to such consideration by the Acquiring Person; or

                  (ii) The highest sale price per share of common stock for any trading day during the eighteen months prior to the notice to holders of shares of common stock referred to in Paragraph C herein. For purposes of this subsection (ii), the sale price for any trading day shall be the mean of the closing high bid and low asked price per share of common stock, or if the shares of common stock are traded on a national securities exchange, the last sale price per share of common stock.

         The determinations to be made pursuant to this Paragraph E shall be made by the Board of Directors not later than the date of the notice to holders of shares of common stock referred to in Paragraph C herein. In making such determinations the Board of Directors may engage such persons and utilize employees and agents of the Corporation, who will, in the judgment of the Board of Directors, be of assistance to the Board of Directors.

         The determinations to be made pursuant to this Paragraph E, when made by the Board of Directors acting in good faith, shall be conclusive and binding upon the Corporation and its shareholders, including any person referred to herein.

         F. No amendment or repeal of this Article X adopted after the notice to holders of shares of common stock referred to in Paragraph C 3 herein shall affect the holders' rights of tender for repurchase as to any shares of common stock theretofore or thereafter deposited with the Repurchase Agent for repurchase by the corporation under this Article X pursuant to such notice or any subsequent notice given pursuant to Paragraph G of this Article X.

         G. In the event that repurchase pursuant to this Article X of all or any part of the shares of common stock is prohibited or prevented by Minnesota Business Corporation Act, Chapter 302A of Minnesota Statutes or any similar provision hereafter enacted or by the business combinations and securities or similar subject matter statutes or regulations of the State of Minnesota:

                  1. The Corporation shall so advise the holders of shares of common stock entitled to the rights of tender for repurchase provided in this Article X and shall advise them of their modified rights of tender for repurchase as provided in this Paragraph in the notice required by Paragraph C of this Article;

                  2. The Corporation shall take all of the actions required by this Article to be taken with respect to a repurchase of all of the shares of common stock deposited with the Repurchase Agent for purposes of repurchase, provided that it shall determine the number of shares of common stock which may legally be repurchased at the Re purchase Price and cause the repurchase only of such number of shares by any reasonable method of allotment selected by the Repurchase Agent, and provided further that the Corporation shall not repurchase a fraction of a share. After the Corporation's deposit in trust with the Repurchase Agent of the cash deposit provided for in Paragraph C in an amount equal to the aggregate Repurchase Price of all of the shares of common stock to be repurchased at the time pursuant to this Paragraph G, the Repurchase Agent shall issue its checks as provided in Paragraph C and return certificates evidencing shares of common stock not repurchased to the record holders thereof;

                  3. The Corporation shall have a continuing obligation to repurchase shares of common stock deposited with the Repurchase Agent at times and from time to time by record holders other than the Acquiring Person or an assignee of the Acquiring Person pursuant to notices issued by the Corporation in each year succeeding the year in which the first notice of rights to tender for repurchase is given pursuant to this Article until all shares so deposited are repurchased. In each such year the Corporation shall determine the number of shares of common stock which may legally be repurchased at the Repurchase Price, which price for each such year shall be the Repurchase Price originally established for the first repurchase pursuant to this Article provided that, such Repurchase Price shall be increased by eight percent (8%) per year compounded, and all of the actions required to be taken by this Paragraph G by the Corporation and the Repurchase Agent for the first repurchase shall be repeated. Said repurchase notices shall be issued annually no later than 120 days after the close of the Corporation's fiscal year commencing with the first full fiscal year after the first notice of rights to tender for repurchase pursuant to this Article X, provided that repurchases may be effected more frequently at the election of the corporation should funds be legally available therefor; and

                  4. Until all of the shares of common stock deposited with the Repurchase Agent pursuant to the last notice of repurchase are repurchased pursuant to this Article, the Corporation shall pay no dividends on any of its outstanding capital stock, whether outstanding at the time the Corporation issues its first notice pursuant to Paragraph C or at any time thereafter.

         H. The provision of this Article X shall control with respect to the price, terms, times, and means of repurchase of shares in circumstances to which it is applicable, notwithstanding any provision of Article VIII of these Amended And Restated Articles.

These Amended and Restated Articles of Incorporation have been approved pursuant to chapter 302A, Minnesota Statutes.

I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

Dated: March 23, 1994.
                                       /s/ Donald W. Hewitt
                                       Donald W. Hewitt, President

                                       STATE OF MINNESOTA
                                       DEPARTMENT OF STATE
                                       FILED MAR 23, 1994

                                       Secretary of State

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